Exhibit 10.2

PENNYMAC FINANCIAL SERVICES, INC.
2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT

AWARD AGREEMENT

THIS AGREEMENT is dated as of                          , 2013, between PennyMac Financial Services, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified in the table below (the “Recipient”).

Recipient

Grant Date

Vesting Commencement Date

Number of RSUs Subject to
Continued Service

Number of RSUs Subject to
Performance Components

Total Number of RSUs

Performance Period

1.                                      Grant of Restricted Stock Units.  Subject to the terms and conditions of this Award Agreement and the Company’s 2013 Equity Incentive Plan, as the same may be amended, modified, supplemented or interpreted from time to time (the “Plan”), including without limitation the vesting provisions set forth in Section 2, the Company hereby grants to the Recipient, with effect as of the Grant Date specified above, the above indicated number of restricted stock units (the “RSUs”) to obtain (i) for each RSU that is subject to vesting based on continued service, one fully paid and nonassessable share of Class A Common Stock, par value $0.0001 per share, in the Company (the “Stock”), and (ii) for each RSU that is subject to vesting based on the satisfaction of performance components, one fully paid and nonassessable share of Stock if the Variance to Target is 0% for performance components 1 and 2 and the Rating is 5 for performance component 3, all as set forth on Exhibit A attached hereto, or such greater number (up to a maximum of 1.5 shares of Stock) or lesser number as is obtained by applying the sliding scale percentage factors that are to be applied to the various performance components as set forth on such Exhibit A.

2.                                      Vesting and Settlement.

2.1                               The RSUs shall vest in accordance with the schedule set forth below.

(a)  Vesting Based on Continued Service.  One-third (1/3) of the RSUs subject to vesting based on continued service shall vest in a lump sum on each of the first, second,

and third anniversaries of the Vesting Commencement Date specified above, subject to the Recipient’s continued service through each such anniversary, with any fractions rounded down except on the final installment.  The shares of Stock earned as such RSUs vest will be transferred or issued to the Recipient (or his or her estate, in the event of his or her death) promptly after the date they vest, but in any event not later than the 15th day of the third month following the end of the calendar year in which such RSUs become vested.

(b)  Vesting Based on Performance Components.  The RSUs subject to vesting based on satisfaction of performance components are subject to cumulative achievement of goals based on the following performance components: (1) the Company’s Earnings Per Share, (2) the Company’s Total Shareholder Return, and (3) the Recipient’s Individual Effectiveness, in the amounts and each as further described in Exhibit A attached hereto.  The RSUs subject to vesting based on satisfaction of performance components shall vest in a lump sum on the date the Committee determines that the goals based on the performance components have been satisfied, subject to the Recipient’s continued service through such date.  The Recipient’s satisfaction of goals based on performance components shall be determined by the Committee in its sole discretion.  The shares of Stock earned as such RSUs vest will be transferred or issued to the Recipient (or his or her estate, in the event of his or her death) promptly after they vest, but in any event not later than the 15th day of the third month following the end of the calendar year in which such RSUs become vested.  Notwithstanding anything to the contrary in this Agreement, if any settlement of RSUs would otherwise result in the issuance of a fractional share to the Recipient after aggregating all shares and fractional shares to be issued to the Recipient in connection with such settlement, then any such final fractional share shall be eliminated and the Company shall pay to the Recipient, in lieu thereof, cash in an amount equal to (i) the average closing price of a share of Stock during the 10 most recent trading days prior to the date of issuance of the other shares issued in settlement of such RSU, multiplied by (ii) such fractional amount.

2.2                               Until the RSUs vest and are issued pursuant to the terms of this Award Agreement, the Recipient shall have no rights as a stockholder, such as the right to vote or to receive dividends in respect of the Stock covered by this Award.

2.3                               The Recipient’s name shall be entered as the stockholder of record on the books and records of the transfer agent for the Company with respect to the Stock issuable pursuant to Section 2.1 only upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements of this Agreement and of the Plan.  The determination of the Committee as to such compliance shall be final and binding on the Recipient.  Notwithstanding anything to the contrary in this Agreement, no Stock shall be issued in settlement of vested RSUs if the issuance of such shares would constitute a violation of any applicable federal or state securities law or other law or regulation.  As a condition to the issuance of Stock to the Recipient pursuant to Section 2.1, the Company may require the Recipient to make any representation or warranty to the Company at the time vested Stock becomes issuable to the Recipient as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement.  Accordingly, the stock certificates for the Stock issued pursuant to this Award may bear appropriate legends restricting the transfer of the Stock.

3.                                      Effect of Termination.   Unless otherwise expressly provided herein, no RSUs shall vest following the date (the Recipient’s “Termination Date”), reasonably fixed and determined by the Committee, of the voluntary or involuntary termination of the Recipient’s employment or other association with all of the Company and its Affiliates, for any or no reason whatsoever, including death or disability and an entity ceasing to be an Affiliate of the Company; provided, however, that military or sick leave shall not be deemed a termination of employment or other association, if it does not exceed the longer of 90 days or the period during which the Recipient’s reemployment rights, if any, are guaranteed by statute or by contract.  As of the Recipient’s Termination Date, all of the then unvested RSUs shall be forfeited by the Recipient or any transferee.

4.                                      Restrictions on Transfer.  The RSUs may not be assigned or transferred (by operation of law or otherwise) except by will or the laws of descent and distribution.

5.                                      Miscellaneous.

5.1                               No Special Service Rights.  Nothing contained in this Award Agreement shall confer upon the Recipient any right with respect to the continuation of his or her employment or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment or consulting agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the Recipient’s employment or other association with the Company and its Affiliates.

5.2                               Entire Agreement; Counterparts.  This Award Agreement, including the Plan, constitute the entire agreement of the parties with respect to the subject matter hereof.  This Award Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument.  In making proof of this Award Agreement it shall not be necessary to produce or account for more than one such counterpart.

5.3                               Tax Consequences.                                     The Company makes no representation or warranty as to the tax treatment to the Recipient of receipt of these RSUs, and does not warrant to the Recipient that all compensation paid or delivered to him or her for his or her services will be exempt from, or paid in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.  The Recipient should rely on his or her own tax advisors for all such advice.

5.4                               Community Property.  To the extent the Recipient resides in a jurisdiction in which community property rules apply, without prejudice to the actual rights of the spouses as between each other, for all purposes of this Award Agreement, the Recipient shall be treated as agent and attorney-in-fact for that interest held or claimed by the Recipient’s spouse with respect to these RSUs and the parties hereto shall act in all matters as if the Recipient was the sole owner of these RSUs.  This appointment is coupled with an interest and is irrevocable.

6.                                      Receipt of Plan.  The RSUs were awarded under the Plan, to which this Award Agreement is subject in all respects, including without limitation the adjustment and tax withholding provisions therein.  All capitalized terms used in this Award Agreement and not otherwise defined shall have the meanings ascribed thereto in the Plan. The Recipient has reviewed and understands the Plan and this Award Agreement in their entirety, and has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement.  The Recipient hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Award Agreement.

IN WITNESS WHEREOF, the Recipient and the Company have entered into this Award Agreement as of the Grant Date.

PENNYMAC FINANCIAL SERVICES, INC.

By:
Signature of Recipient

Title:

PENNYMAC FINANCIAL SERVICES, INC. 2013 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

Exhibit A

RSUs Subject to Performance
Recipient:	Components (“Grant”):

Total Potential Shares if Maximum
Performance Period:	Potential Components Satisfied:

PFSI Equity Incentive Plan Performance Objectives - Chiefs Only

Award Components	Component	Comments	Target	% of Total
	1. Earnings Per Share	Transition period performance measurement period will be 7/1/13 - 12/31/15 cumulative EPS. 1/1/14 grants and thereafter will use three year cumulative EPS performance measurement period.	10 quarter (July 1, 2013 - Dec 31, 2015) cumulative diluted EPS of $8.76	50%
	2. Total Shareholder Return (TSR)	TSR is defined as: return to an investor in common stock of the company assuming any dividends are fully reinvested expressed as a percentage of the original investment. Transition period performance measurement period will be 7/1/13 - 12/31/15 cumulative TSR. 1/1/14 grants and thereafter will use three year cumulative TSR performance measurement period.	50% cumulative return	50%
	3. Individual Effectiveness	Award “modifier” based on individual overall achievement of stated goals at beginning of each of the three grant period years	5 - Outstanding	Multiplier

PENNYMAC FINANCIAL SERVICES, INC. 2013 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

Exhibit A

Pay-Out Scale for Component 1	Variance to Target	Factor
	10%	150%
	0%	125%
	-10%	100%
	-17.5%	75%
	-25%	50%
	Less than -25%	0%

Pay-Out Scale for Component 2	Variance to Target	Factor
	20%	150%
	10%	125%
	0%	100%
	-10%	75%
	-20%	50%
	Less than -20%	0%

Multiplier Scale for Component 3	Rating	Description	Factor
	5	Outstanding	100%
	4	Exceeds Expectations	80%
	3	Meets Expectations	60%
	2	Needs Improvement	0%
	1	Unsatisfactory	0%